Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated April 16, 2021, in this Form 10-K of Sharing Economy International Inc and subsidiaries, with respect to our audits of consolidated financial statements of Sharing Economy International Inc. and subsidiaries as of and for the year then ended December 31, 2020.

Very truly yours,

/s/ AUDIT ALLIANCE LLP

Singapore
March 31, 2022